Exhibit 4.3

EXECUTION VERSION

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of December 27, 2018, by and among Quantum Corporation, a Delaware corporation (the “Company”), OC II FIE V LP, a Delaware limited partnership (“OC II”), and BTC Holdings Fund I, LLC, a Delaware limited liability company (“BTC” and together with OC II, the “Lenders”).

RECITALS

A.

In connection with the Term Loan Credit and Security Agreement dated as of December 27 between the Company, as Borrower, the lenders party thereto from time to time, and U.S. Bank National Association, as Agent, (the “Credit Agreement”), the Company has agreed, upon the terms and subject to the conditions contained therein, to issue and sell the Warrants (as defined below) to the Holders, each of which Warrants are exercisable into shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”).

B.

To induce the Lenders to execute and deliver the Credit Agreement, the Company has agreed to provide certain registration rights under the Securities Act (as defined below), and applicable state securities laws.

AGREEMENT

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Holder agree as follows:

Section 1. Definitions

Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Warrant. As used in this Agreement, the following terms shall have the following meanings:

“Company Registration Deadline” means (i) October 31, 2019 (assuming the Company is current in its reporting obligations under the Exchange Act (as defined below) on such date) or (ii) if the Company is not current in its reporting obligations under the Exchange on October 31, 2019, the first date on which the Company is current in its reporting obligations under the Exchange Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Registration” means a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan.

“Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Holder” means each Lender and any other holder of Registrable Securities from time to time.

“Registrable Securities” means (a) any shares of Common Stock issued or issuable upon exercise of, or otherwise pursuant to, the Warrants (including Additional Warrant Shares), (b) any shares of capital stock issued or issuable as a dividend on or in exchange for or otherwise with respect to any of the foregoing, (c) any additional shares of Common Stock issuable in connection with any anti-dilution provisions in the Warrants, (d) any other shares of Common Stock issuable pursuant to the terms of the Warrants, the Credit Agreement or this Registration Rights Agreement, and (e) any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to any of the foregoing.

“Registration Damages” means any claims, demands, liabilities, costs, expenses (including reasonable attorney fees), damage, losses, suits, proceedings, and actions to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement, preliminary prospectus, free writing prospectus (as defined in Rule 405 of the Securities Act) or final prospectus or any amendments or supplements thereto, in which a Holder participates in an offering of Registrable Securities or in any document incorporated by reference therein; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

“Registration Penalty Deadline” means December 31, 2019.

“SEC” means the Securities and Exchange Commission.

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for OC II, BTC or any other Holder, except for the reasonable and documented fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in this Agreement.

“Warrants” means the warrants issued to the Holders pursuant to that certain Warrant to Purchase Common Stock, dated as of December 27, 2018,

Section 2. Demand Registration.

(a) Form S-1 Demand. If at any time after the Company Registration Deadline, the Company receives a request from any Lender (as applicable, the “Requesting Holder”) that the Company file a Form S-1 registration statement with respect to at least forty percent (40%) of the Registrable Securities held by such Requesting Holder calculated as of the issuance date of the applicable Warrant(s), then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Requesting Holder, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by the Requesting Holder or any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2(c).

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from a Requesting Holder that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Requesting Holder, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by the Requesting Holder or any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2(c).

(c) Notwithstanding the foregoing obligations, if the Company furnishes to the Requesting Holder a certificate signed by the Company’s chief executive officer stating that in the reasonable and good faith judgment of the Company’s Board it would be materially detrimental to the Company and its equityholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) render the Company unable to comply with requirements under the Securities Act or Exchange Act or (iii)

require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than ninety (90) days after the request of the Requesting Holder is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided, further that the Company shall not register any securities for its own account or that of any other equityholder during such ninety (90) day period other than pursuant to an Excluded Registration.

(d) Effect of Failure to File S-1 Registration Statement. If the Company is unable to file a Form S-1 registration statement on the Registration Penalty Date (a “Filing Failure”), then, in satisfaction of the losses to any holder of Registrable Securities by reason of any such delay in or reduction of its ability to sell the underlying shares of Registrable Securities, the Company shall pay to each such holder of Registrable Securities relating to such Form S-1 registration statement an amount in cash equal to (i) $300,000 multiplied by (ii) such holder’s pro rata share of all Registrable Securities on the day of a Filing Failure and on every thirtieth day (pro rated for shorter periods) thereafter until such Filing Failure is cured. The payments to which a Holder shall be entitled pursuant to this Section 2.2(d) are referred to herein as “Registration Delay Payments.” Registration Delay Payments shall be paid on the earlier of (i) the last day of the calendar month during which such Registration Delay Payments are incurred and (ii) the third (3rd) Business Day after the event or failure giving rise to the Registration Delay Payments is cured. In the event the Company fails to make Registration Delay Payments in a timely manner, such Registration Delay Payments shall bear simple interest at the rate of five percent (5.0%) of such unpaid Registration Delay Payment per annum (pro rated for shorter periods) until paid in full. Notwithstanding anything to the contrary herein, in no event shall the aggregate amount of Registration Delay Payments exceed, in the aggregate $7,200,000 (excluding interest described in the previous sentence).

Section 3. Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for equityholders other than the Requesting Holder) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of the Requesting Holder and each other Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 6, cause to be registered all of the Registrable Securities that the Requesting Holder and each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3 before the effective date of such registration, whether or not the Requesting Holder or any other Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 7.

Section 4. Underwriting Requirements.

(a) If, pursuant to Section 2, the Requesting Holder intends to distribute the Registrable Securities covered by its request by means of an underwriting, it shall so advise the Company as a part of its request made pursuant to Section 2, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Requesting Holder, subject only to the approval of the Company not to be unreasonably withheld, delayed or conditioned. In such event, the right of any other Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities requested to be in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 5(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting; provided, however, that no Holder shall be required to make any representations or warranties, or provide any indemnity, in connection with any such registration other than representations and warranties (or indemnities with respect thereto) as to (A) such Holder’s ownership of its Registrable Securities to be transferred pursuant to such underwriting agreement free and clear of all liens, claims and encumbrances, (B) such Holder’s power and authority to effect the sale of such Registrable Securities pursuant to such underwriting agreement, (C) such matters pertaining to compliance with securities laws by such Holder as may be reasonably requested by the representative of the underwriter or underwriters, and (D) such matters relating to written information furnished to the Company by such Holder specifically for use in the registration statement and prospectus (and any related documents) to be used by the Company in connection with such registration; provided further, however, that the obligation of such Holder to indemnify any Person pursuant to any such underwriting agreement shall be several, not joint and several, among the Holders selling Registrable Securities in such registration, and the liability of each such Holder will be in proportion thereto; and provided further, however, that such liability will be limited to the net amount (after giving effect to underwriters discounts and commissions) received by such Holder from the sale of its Registrable Securities pursuant to such registration. Notwithstanding any other provision of this Section 4, if the managing underwriter(s) advise(s) the Company and the Requesting Holder in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among the Holders of Registrable Securities, including the Requesting Holder, in proportion (as nearly as practicable) to the number of Registrable Securities owned by such other Holders or in such other proportion as shall mutually be agreed to by all such selling Holders.

(b) In connection with any offering involving an underwriting of equity of the Company pursuant to Section 3, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless such Holder accepts the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by equityholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their good faith discretion determine will not jeopardize the success of the offering. If the underwriters determine that fewer than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each other selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below fifty percent (50%) of the total number of securities included in such offering. For purposes of the provision concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and immediate family members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

Section 5. Obligations of the Company. Whenever required under this Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective and, upon the request of the Requesting Holder and the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of the Company’s equity, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders, without charge, such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its reasonable best efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange, trading system or interdealer quotation system and each securities exchange, trading system (if any) or interdealer quotation system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) after the filing of a registration statement, (i) notify each Holder holding Registrable Securities covered by such registration statement of any stop order issued or, to the Company’s knowledge, threatened by the SEC and of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction, (ii) take all reasonable actions to obtain the withdrawal of any order suspending the effectiveness of the registration statement or the qualification of any Registrable Securities at the earliest possible moment, and (iii) make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the Requesting Holder or the other selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, managers, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, at any time when a prospectus relating a registration statement is required to be delivered under the Securities Act, when the Company becomes aware of the happening of any event as a result of which the prospectus included in such registration statement (as then in effect) contains any untrue statement of material fact or omits to state a material fact necessary to make the statements therein (in the case of the prospectus or any preliminary prospectus, in light of the circumstances under which they were made) not misleading and, as promptly as practicable thereafter, prepare and file with the Commission and furnish a supplement or amendment to such prospectus so that, as thereafter delivered to the investors of such securities, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(j) deliver promptly to counsel representing the Holders selling Registrable Securities under such Registration and each underwriter, if any, participating in the offering of the Registrable Securities, copies of all correspondence between the SEC and the Company, its counsel or auditors, and all memoranda relating to discussions with the SEC or its staff with respect to such Registration;

(k) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(l) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors or managers may implement a trading program under Rule 10b5-1 of the Exchange Act.

Section 6. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of the applicable Registrable Securities.

Section 7. Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to this Agreement, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company, shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of counsel for Selling Holders other than the reasonable and documented fees and expenses of one counsel selected by the Requesting Holder in an amount not to exceed $35,000 (“Selling Holder Counsel”). All Selling Expenses relating to Registrable Securities registered pursuant to this Agreement shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration); provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses.

Section 8. Indemnification. If any Registrable Securities are included in a registration statement under this Agreement:

(a) To the fullest extent permitted by law, the Company shall indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, managers, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Registration Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any reasonable and documented legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Registration Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned, nor shall the Company be liable for any Registration Damages as to such Person to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, managers, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Registration Damages, in each case only to the extent that such Registration Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any reasonable and documented legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Registration Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld, delayed or conditioned; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Section 8 exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder). The Company and the Holders hereby acknowledge and agree that, unless otherwise expressly agreed to in writing by such Holders, the only information furnished or to be furnished to the Company for use in any registration statement or prospectus relating to the Registrable Securities or in any amendment, supplement thereto are statements specifically relating to (i) the beneficial ownership of shares of Common Stock by such Holder and its affiliates, (ii) transactions or the relationship between such Holder and its affiliates, on the one hand, and the Company, on the other hand, and (iii) the name and address of such Holders.

(c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 8, give the indemnifying party notice of the commencement thereof; provided that failure to provide such timely notice shall not relieve the indemnifying party of its indemnification obligations under this Section 8 except to the extent the indemnifying party is actually prejudiced by such failure. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel (and applicable local counsel), with the reasonable and documented fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 8, when combined with the amounts paid or payable by such Holder pursuant to Section 8, exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder).

(e) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Agreement shall survive the completion of any offering of Registrable Securities in a registration under this Agreement, and otherwise shall survive the termination of this Agreement.

Section 9. Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the Company Registration Deadline;

(b) after the Company Registration Deadline, use its reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) after the Company Registration Deadline, furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company following such date; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

Section 10. Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Sections 2 or 3 shall terminate six (6) months following the Expiration Date (as defined in the Warrant).

Section 11. Assignment of Registration Rights. The rights under this Agreement shall be automatically assignable by each Holder to any transferee of all or any portion of the Registrable Securities if: (i) such Holder agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company, (ii) the Company is furnished with written notice of (a) the name and address of such transferee or assignee, and (b) the securities with respect to which such registration rights are being transferred or assigned, and (iii) at or before the time the Company receives the written notice contemplated in clause (ii) of this sentence, the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein as applicable to the Holders.

Section 12. Notices. Whenever notice is required to be given under this Agreement, unless otherwise provided herein, such notice shall be given in writing, and will be deemed given (A) if delivered by first-class registered or certified mail, three (3) Business Days after so mailed, (B) if delivered by nationally recognized overnight carrier, one (1) Business Day after so mailed, and (C) if delivered by electronic mail, when sent (provided that such sent email is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s email server that such e-mail could not be delivered to such recipient) and (D) if delivered by facsimile, upon electronic confirmation of receipt of such facsimile, and will be delivered and addressed as follows:

(i)	if to the Company, to:

Quantum Corporation

224 Airport Parkway, Suite 550

San Jose, CA 95110

Attention: Shawn Hall

Facsimile: (408) 944-6581

with a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Tad J. Freese, Esq.

Facsimile: (650) 463-2600

(ii)	if to the Holder, at such address or other contact information delivered by the Holder to Company or as is on the books and records of the Company.

Section 13. Amendment and Waiver. Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with written consent of the Company and each Lender. Any amendment or waiver effected in accordance with this Section 13 shall be binding upon each of the Holders and the Company.

Section 14. Governing Law; Jurisdiction; Jury Trial. This Agreement shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address set forth in Section 12(i) above or such other address as the Company subsequently delivers to the Holder and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 15. Remedies, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Agreement shall be cumulative and in addition to all other remedies available under this Agreement and any other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Agreement. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Agreement shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

Section 16. Severability, Construction, Headings. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s). This Agreement shall be deemed to be jointly drafted by the Company and all the Holders and shall not be construed against any Person as the drafter hereof. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

Section 17. Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by electronic transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

Section 18. Pro Rata Allocation. In the event a Holder shall sell or otherwise transfer any of such Holder’s Registrable Securities, each transferee shall be allocated a pro rata portion of the number of Registrable Securities included in a Registration Statement for such transferor.

Section 19. No Inconsistent Agreements. The Company will not on or after the date of this Agreement enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof. The rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with the rights granted to the holders of the Company’s securities under any agreement in effect on the date hereof.

Section 20. Obligations Several, Not Joint. The obligations of each Holder hereunder are several and not joint with the obligations of any other Holder, and no provision of this Agreement is intended to confer any obligations on any Holder vis-à-vis any other Holder. Nothing contained herein, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein.

Section 21. Interpretations. Unless the context otherwise requires, (i) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits contained in or attached to this Agreement, (ii) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, and (ii) the use of the word “including” in this Agreement shall be by way of example rather than limitation.

Each of the parties has signed this Agreement as of the day and year first above written.

QUANTUM CORPORATION

By:	/s/ J. Michael Dodson
Name:	J. Michael Dodson
Title:	Chief Financial Officer

HOLDERS:

OC II FIE V LP

By:	/s/ Authorized Signatory
Name:	[Authorized Signatory]
Title:	Authorized Person

Address for Notices:

[Address]

BTC HOLDINGS FUND I, LLC

By:	/s/ Authorized Signatory
Name:	[Authorized Signatory]
Title:	Authorized Signor

Address for Notices:

[Address]

With a copy to:

[Address]